UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2010

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Monticello Casino and Raceway, Route 17B, P.O. Box 5013, Monticello, NY		12701
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (845) 807-0001

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On January 7, 2010, Empire Resorts, Inc. (the “Company”) filed a complaint against Joseph E. Bernstein, its former Chief Executive Officer, in the United States District Court for the Southern District of New York.  In the complaint, the Company is seeking injunctive relief, unspecified monetary damages and a judgment declaring that Mr. Bernstein is bound by the non-competition restrictions in his employment agreement.

Prior to the expiration of his employment agreement, Mr. Bernstein had made numerous financial demands on the Company.  After the Company refused his demands, Mr. Bernstein issued a 17-page letter to the New York State Racing and Wagering Board making numerous accusations against the Company and certain of its directors (the “R&W Letter”), which the Company maintains are false and baseless.  In the R&W Letter, Mr. Bernstein reveals the Company’s confidential and proprietary information and discloses confidential attorney-client privileged communications.  The Company intends to fully cooperate with the New York State Racing & Wagering Board with respect to any investigation into this matter.

The Company is seeking relief from Mr. Bernstein for his alleged: (i) breach of his employment agreement caused by his dissemination of the Company’s confidential information in contravention of the terms of the employment agreement as a result of his widespread dissemination of the R&W Letter, (ii) breach of his fiduciary duties to the Company caused by his improper use of and dissemination of the R&W Letter, (iii) violation of his good faith and loyalty obligations to the Company as a result of, among other things, disclosing confidential information and attorney-client privileged information of the Company as a result of his dissemination of the R&W Letter, and (iv) tortious interference with prospective business relations caused by Mr. Bernstein’s attempted interference with the Company’s business relations with the St. Regis Mohawk Tribe.

Item 8.01.	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Exhibits

99.1	Complaint by Empire Resorts, Inc. v. Joseph E. Bernstein in the United States District Court for the Southern District of New York.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: January 7, 2010	By:	/s/ Joseph A. D’Amato
Name: Joseph A. D’Amato
Title: Chief Executive Officer

Exhibits

Exhibit No.	Exhibits

99.1	Complaint by Empire Resorts, Inc. v. Joseph E. Bernstein in the United States District Court for the Southern District of New York.